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Below is a transcript of an investor conference call and webcast hosted by GenOn Energy, Inc. on August 9, 2012:

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AUGUST 09, 2012 / 01:00PM GMT, GEN - Q2 2012 GenOn Energy, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

Dennis Barber GenOn Energy, Inc. - VP of IR

Ed Muller GenOn Energy, Inc. - Chairman, President and CEO

Bill Holden GenOn Energy, Inc. - EVP and CFO

Rob Gaudette GenOn Energy, Inc. - SVP and Chief Commercial Officer

Gary Garcia GenOn Energy, Inc. - Treasurer

CONFERENCE CALL PARTICIPANTS

Neil Mehta Goldman Sachs - Analyst

Mark Barnett Morningstar - Analyst

Robert Howard Prospector Partners - Analyst

Julien Dumoulin-Smith UBS - Analyst

Brian Chin Citigroup - Analyst

Gregg Orrill Barclays Capital - Analyst

Jon Cohen ISI Group - Analyst

PRESENTATION

Operator

Greetings, and welcome to the GenOn energy second-quarter 2012 earnings call. At this time, all participants are in a listen-only mode. A question-and-answer session will follow the formal presentation. (Operator Instructions) As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Dennis Barber, with GenOn Energy. Thank you. Mr. Barber, you may begin.

Dennis Barber - GenOn Energy, Inc. - VP of IR

Thank you, Claudia, and good morning, everyone. Thank you for participating in GenOn’s conference call.

Leading the call this morning are Ed Muller, our Chairman and CEO; and Bill Holden, our Chief Financial Officer. Following our prepared remarks, we will have a question-and-answer session. Also in the room and available to answer questions are Rob Gaudette, our Chief Commercial Officer, and Gary Garcia, the Treasurer.

In light of our pending merger with NRG, we are suspending adjusted EBITDA guidance for GenOn, and do not expect to provide guidance while the transaction is pending. The earnings release, as well as the slide presentation we’re using today, is available on our website at www.genon.com in the Investor Relations section. A replay of this call will also be available on our website about two hours after completion of the call.

Turning to slide 2, any projections or forward-looking statements made today are based on our current expectations, and are subject to the Safe Harbors contained in this slide. Actual results may differ materially from our projections or forward-looking statements as a result of many factors, including those described in this slide and in our SEC filings.

The Safe Harbors in slide 3 describe how you may obtain copies of the SEC filed materials related to the proposed merger. Information regarding persons who may be participants in the merger solicitation are also described in this slide. We urge you to read all of these Safe Harbors and the reference materials. Additionally, we’re using non-GAAP measures to provide additional insight into the operating results. And reconciliations of the non-GAAP measures to GAAP figures are also available on the website.

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AUGUST 09, 2012 / 01:00PM GMT, GEN - Q2 2012 GenOn Energy, Inc. Earnings Conference Call

I’ll now turn the call over to Ed.

Ed Muller - GenOn Energy, Inc. - Chairman, President and CEO

Thanks, Dennis, and good morning, everyone. I’ll start on slide 5, and reiterate some of the highlights of our pending merger with NRG, which we announced on July 22.

Like the merger in 2010 of Mirant and RRI that created GenOn, the combination of GenOn and NRG will create substantial value for the stockholders of both companies. Key elements of that value creation will be $175 million of annual cost savings; $25 million of annual operation efficiency synergies; and $100 million of annual balance sheet efficiencies.

On slide 6, you can see the various approvals we will be obtaining and notices we’ve given. We continue to expect to close the merger by the first quarter of 2013.

Turning to slide 7, I’ll address several highlights for GenOn. Since it became clear that various environmental rules will lead us and others to deactivate plants, we’ve noted that a consequence of those deactivations will be a reduction of supply to meet demand. Reducing supply inexorably means higher prices. That is good news for a supplier like GenOn.

One way to think about what is coming is to consider what happened during the recent heat waves in the East. Three of our plants, which will be deactivated on October 1, ran hard to meet demand during those heat waves. The seven units of those plants, collectively with 762 megawatts, are listed on slide 7. At times, when those units were running, most of our peaking units in the same areas were also running. We think that as these seven units and units owned by others are deactivated as a result of environmental rules, events like the recent heat waves will result in high prices.

Notwithstanding the heat wave and significant demand on our fleet, I’m pleased to report that our plants ran well. I’m also pleased to report that the construction of Marsh Landing in Northern California continues to remain on schedule to be completed by mid-2013, and the project remains on budget. During more than a year-and-a-half of construction, and with about 500 construction workers currently on-site, we have yet to have a single OSHA reportable safety incident.

Turning to slide 8, I’ll address the recent capacity auction in PJM. Overall, the $500 million of capacity revenue that we locked in fell within the range of our expectations. We think, however, that PJM’s Must-Offer Price Rule, known as MOPR, did not function properly. New Jersey offered subsidized contracts for new plants, which were permitted to bid prices well below their contractual prices.

We don’t think it appropriate for those new plants to have it both ways, to get rich capacity prices assured by the ratepayers in New Jersey, and then bid in the RPM auction at substantially lower prices. We think this is nothing less than manipulation of the market. As a result of this manipulation, we are pursuing vigorously various bright line tests for MOPR. And we think PJM recognizes that the problems with MOPR must be addressed.

Turning to slide 9, we show our hedges as of July 9, both for the fleet and for our baseload coal. For our baseload coal, we’re fully hedged for this year; heavily hedged for next year; and less hedged, but nevertheless somewhat hedged, from 2014 through 2016.

And with that, I’ll turn things over to Bill Holden to walk you through the numbers. Bill?

Bill Holden - GenOn Energy, Inc. - EVP and CFO

Thanks, Ed, and good morning, everyone. Starting on slide 11, adjusted EBITDA for the quarter was $72 million, a decrease of $32 million from Q2 last year. Adjusted EBITDA was down principally because of lower adjusted energy gross margins, and lower contracted and capacity revenue, partially offset by higher realized value hedges, and lower adjusted operating and other expenses.

The $89 million reduction in energy gross margin for the quarter reflects lower energy gross margin from generation, principally in PJM, and a lower contribution from energy marketing. The $32 million reduction in contracted and capacity revenue for the quarter resulted from lower capacity prices in PJM. The $42 million lower adjusted operating and other expenses for the quarter resulted primarily from lower project outage and maintenance expenses.

For the year-to-date, adjusted EBITDA was down $136 million compared to the same period last year. The factors affecting the year-to-date results were the same as those for the quarter, with the added note that adjusted operating and other expenses were also lower because of cost synergies resulting from the Mirant/RRI merger.

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AUGUST 09, 2012 / 01:00PM GMT, GEN - Q2 2012 GenOn Energy, Inc. Earnings Conference Call

Turning to slide 12, this slide summarizes debt and liquidity for GenOn at June 30, 2012. Total debt outstanding was a little over $4.3 billion. The increase of $99 million since March 31 principally resulted from additional borrowings on the Marsh Landing credit facility. Total cash and cash equivalents of just under $1.7 billion, of which approximately $1.5 billion was held at GenOn or at subsidiaries other than GenOn Mid-Atlantic or REMA. Including availability under the revolving credit facility, total available liquidity was just under $2.2 billion, and funds on deposit at June 30 were $396 million.

Turning to slide 13, this slide presents a breakdown of our projected capital expenditures for 2012 and 2013. Note that the amounts of the table reflect expenditures for the full-year 2012 and include expenditures made for the year-to-date. The $108 million shown for compliance with the Maryland Healthy Air Act reflects the settlement with Stone & Webster. Other environmental expenditures are estimated at $45 million this year and $119 million for 2013. These expenditures principally relate to environmental projects at Conemaugh, Kendall, Sayreville and Werner.

Construction expenditures include the estimated amounts for the construction of our Marsh Landing generating facility, which will commence operations in mid-2013. Other construction expenditures are primarily related to the Aspen Officiation facility, which is now operating at our Morgantown plant. And finally, we expect normalized maintenance capital expenditures to drop from approximately $115 million per year to approximately $110 million per year, after the plant deactivations planned for 2012 through 2015.

With that, I’ll turn the call back over to Ed, who will wrap up and open the call to your questions. Ed?

Ed Muller - GenOn Energy, Inc. - Chairman, President and CEO

Thanks, Bill. I’ll turn to slide 14 to sum up.

The big news for GenOn is the pending merger with NRG. The merger will deliver substantial and immediate value to the stockholders of both companies. That value will come from $300 million in annual synergies and balance sheet efficiencies; from the creation of the largest competitive power company in the nation, with approximately 47,000 megawatts of capacity; and from geographical diversity.

We’re also pleased that our generating fleet has been performing well, especially during the recent heat waves in the East. And we’re very pleased that Marsh Landing remains on schedule and on budget.

And now, Claudia, we’ll be glad to take questions.

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QUESTION AND ANSWER

Operator

(Operator Instructions) Neil Mehta, Goldman Sachs.

Neil Mehta - Goldman Sachs - Analyst

Bill, this might be a question for you. Just — can you walk us through the accounting of the $107 million settlement with Stone & Webster? How did this flow through your cash flow and balance sheet statements in the quarter?

Bill Holden - GenOn Energy, Inc. - EVP and CFO

Yes, I can tell you the $107 million was paid from the funds on deposit that we had previously had noted on the balance sheet. So if you look at last quarter’s debt and liquidity slide, we had $166 million set aside that related to the interlocutory liens that Stone & Webster had been granted.

When the settlement occurred, we paid the funds; those liens were removed. And so the difference between $107 million and $166 million returned to cash and cash equivalents. I think in terms of the way it runs through the cash flow statement, you would see that and operating cash as changes in funds on deposit or changes in other payables and receivables.

Neil Mehta - Goldman Sachs - Analyst

Perfect. And do you have any weighted average hedge price data for either the coal side or the power side here? We used to get that data. I didn’t see it in the slide deck.

Bill Holden - GenOn Energy, Inc.- EVP and CFO

No, I think since — we’ve removed it since we’re not providing guidance.

Neil Mehta - Goldman Sachs - Analyst

Okay. And my final question is, how should we size the impact of CSAPR if it reemerges here? You used to say it was an $85 million annual headwind. Conceptually, what would be the pluses and minuses to that number today?

Bill Holden - GenOn Energy, Inc. - EVP and CFO

You know, we haven’t run that number. I think, given that prices are generally lower and volumes — generation volumes are lower, the effect would be lower than the $85 million. But I don’t have a calculation that we’ve done that I can give you a better number than that.

Neil Mehta - Goldman Sachs - Analyst

Perfect. All right, thank you very much, guys.

Operator

Mark Barnett, Morningstar.

Mark Barnett - Morningstar - Analyst

A couple of quick questions. On the MOPR, I mean, when you talk about addressing some of the issues there, what kind of options do you realistically have?

Ed Muller – GenOn Energy, Inc.– Chairman, President and CEO

Well, the options would include, as I said — let me back up. As I said, PJM, we think, understands the need to address how the MOPR functioned and how it didn’t function in the last auction. And so, the — I think the most expeditious would be for PJM, in assessing improvements and bright line tests, to make a filing with FERC, which is in the nature of a tariff adjustment. And that would be the preferred route and the most expeditious route.

Mark Barnett - Morningstar - Analyst

Okay. And I guess just looking at your fuel — your hedging slide, you took off some fuel hedges in 2013. Can you just talk about what’s going on there a little bit?

Ed Muller - GenOn Energy, Inc. - Chairman, President and CEO

Rob, why don’t you take that?

Rob Gaudette - GenOn Energy, Inc. - SVP and Chief Commercial Officer

Yes, we haven’t taken off hedging or — I’m sorry — we haven’t changed the amount of fuel that we have contracted as our — out in ‘13 and beyond. What you can attribute that to is fluctuations in expected generation over the time period. And it could mean we saw more burn in a year prior to the one you’re asking questions about — so, in this case, ‘12; or it could mean that we were expecting more or less burn in the year that you see the movement.

So, over the time period, we haven’t changed our hedge structure. What we have seen is some fluctuations in expected generation. Does that make sense?

Mark Barnett - Morningstar - Analyst

Yes, that’s helpful. And I guess just one last question, if you don’t mind. Just wondering how the trading liquidity is around your key hubs? Has there been much movement in basis for volumes over the first two quarters of the year? Or are we pretty flat with 2011?

Rob Gaudette - GenOn Energy, Inc. - SVP and Chief Commercial Officer

Your question is about the volumes of trading basis?

Mark Barnett - Morningstar - Analyst

Sure, and how that’s impacted.

Rob Gaudette - GenOn Energy, Inc. - SVP and Chief Commercial Officer

Sure. Year-over-year, the volumes are probably flat. The amount of liquidity out there — there is some. It’s been limited, as we talked about in the past. The ability to go out on basis beyond a year gets limited, but we’re active in those markets. The primary basis for us is the Pepco to West Hub and then AD Hub to West Hub. And those fluctuate with time, but I wouldn’t say that there’s a material change between what we saw last year and what we’ll see this year. Does that help?

Mark Barnett - Morningstar - Analyst

Yes, that’s helpful. Thanks, guys.

Operator

Robert Howard, Prospector Partners.

Robert Howard - Prospector Partners - Analyst

Just wondering — some thoughts here. On the surface, the upcoming Constellation plant sales look comparable to some of the GenOn assets. And we obviously don’t know where that’s going to come out, but I was wondering how should NRG and GenOn shareholders view the results when voting to approve the merger, whether or not — if that auction makes it appear that either NRG paid too much, or maybe it will make it appear NRG didn’t pay enough. And just kind of, how should we be looking at that as we’re making our decision?

Ed Muller - GenOn Energy, Inc. - Chairman, President and CEO

Well, I think, Rob, this. The underlying driver for the value that is created by the combination of GenOn with NRG is not what those plans may be. We’re not talking about a cash transaction here; it is a stock-for-stock transaction, where all the shareholders of both companies will get to benefit.

There is a premium built-in for the shareholders of GenOn to reflect how the transaction was negotiated and the sharing of the synergies. So, whether that goes — the Constellation assets go at a high price or a low price or anywhere along the spectrum, it all moves through among the shareholders the same way.

Robert Howard - Prospector Partners - Analyst

Okay. And then, just jumping over to the plant deactivations. Have you guys stated a cost or how much that would cost to close them down?

Bill Holden - GenOn Energy, Inc. - EVP and CFO

I don’t think we’ve given an estimate for deactivation costs.

Robert Howard - Prospector Partners - Analyst

Okay. Do you have a — how much would that help on just the operating expense? Is there sort of an operating expense number? And I guess I know you guys have talked about the maintenance CapEx reduction because of that closing. Is there any other benefits?

Bill Holden - GenOn Energy, Inc. - EVP and CFO

Yes, I think we said basically that — and Gary, make sure I get the words right here, but that when all the plant deactivations that have been announced are done, that the O&M costs would be in the range of $80 million below 2013’s level.

Gary Garcia - GenOn Energy, Inc. - Treasurer

Correct.

Robert Howard - Prospector Partners - Analyst

Okay, great. Thanks guys.

Operator

Julien Dumoulin-Smith, UBS.

Julien Dumoulin-Smith - UBS - Analyst

So, first question, just curious on the coal markets and transportation and rail contracts. It seems like all of that is moving in your favorable — in your favor of late. I’m curious to see what you guys are seeing on your side? Any success in signing any deals in the quarter that you might want to point to or anything like that?

Ed Muller - GenOn Energy, Inc. - Chairman, President and CEO

Rob?

Rob Gaudette - GenOn Energy, Inc. - SVP and Chief Commercial Officer

Julian, you’re right. The coal market has definitely moved into the — in the direction of coal burners. Prices are obviously considerably down from when they were a year ago or even a quarter ago.

You know, we look at our coal supply to regular RFPs. We contract from short-term to up to three or four years, and we’re always working with our suppliers. What we’ve seen over the last quarter is suppliers dealing with the same struggles that you’d expect in a market where not much coal got burned. So, suppliers are looking to restructure contracts with us and others.

And I think that, ultimately, this is going to benefit the Company in the way that we have figured out how to use the coal that we’ve already contracted, to fill in the holes we have into the future, as well as fill gas as we get the opportunity to do that. But we regularly are in the market. We’re always looking at that and we’re always taking care of that.

On the transportation side, we have long-term contracts with our rail suppliers. And we are in negotiations now — too early for me to give you anything. But to re-contract our CSX contract for the Mid-Atlantic, which we’ve talked about in the past. So we’re in talks with them. Their volumes are down. They are a regulated monopoly, though, so I’ll point that out. So we’ll — we think that our contracts currently are at market rates, and we would expect that we’ll be able to contract around those same levels. Helpful?

Julien Dumoulin-Smith - UBS - Analyst

Great. And maybe a follow-up there. I’d be curious. With respect to plants that are deactivating — and perhaps this ties into your rail renegotiations going on — how are you dealing with the obligations that you had against those assets originally? I mean, is there any way to pull a force majeure, if you will, at all, given the context of EPA regulations or anything like that?

Ed Muller - GenOn Energy, Inc. - Chairman, President and CEO

Go ahead, Rob.

Rob Gaudette - GenOn Energy, Inc. - SVP and Chief Commercial Officer

In our contracting process, and as we look at what our obligations are around coal, we saw this coming. The way we look at our assets shows projected generation, and so we procure along those lines. When we expect that units — the units that are being deactivated, typically, they couldn’t support back-end control. So thus, they’re being deactivated.

We weren’t expecting to see a lot of run-out of them to begin with. So my obligations aren’t that great. But we’ll also — we’ll honor our obligations, and we’ll move them — move the coal around as we see the flexibility to do that. And we’ve got an active and good coal trading group that can help us move any excess tons we may have. But I don’t have a giant contract that I’ve got to deal with that I’m really concerned about. Does that help?

Julien Dumoulin-Smith - UBS - Analyst

And that CSX rail contract you just alluded to, when was that up for — to expire?

Rob Gaudette - GenOn Energy, Inc. - SVP and Chief Commercial Officer

End of the year.

Julien Dumoulin-Smith - UBS - Analyst

All right, great. And just a final question here. On the hedge units in New Jersey, could you just clarify, if you can, which units do you intend to retire there? I mean, I don’t know if you can be exact.

Ed Muller - GenOn Energy, Inc. - Chairman, President and CEO

We’ve got it somewhere here. Dennis, can you —?

Dennis Barber - GenOn Energy, Inc. - VP of IR

Yes, (multiple speakers) —

Ed Muller - GenOn Energy, Inc. - Chairman, President and CEO

Bill, please.

Bill Holden - GenOn Energy, Inc. - EVP and CFO

This would be which of the plants in New Jersey we have expected to retire?

Julien Dumoulin-Smith - UBS—Analyst

Yes, exactly.

Bill Holden - GenOn Energy, Inc. - EVP and CFO

It’s Glen Gardner. It’s 160 megawatt.

Julien Dumoulin-Smith - UBS - Analyst

Okay, that’s it. All right, great. Thank you.

Operator

Brian Chin, Citigroup.

Brian Chin - Citigroup - Analyst

I wanted to ask two questions related to HR 4273, the Representative Pete Olson-proposed legislation?

Ed Muller - GenOn Energy, Inc. - Chairman, President and CEO

Sure.

Brian Chin - Citigroup - Analyst

I just wanted to ask sort of what’s the latest update on that? It seems like that was submitted other ways quite a few — several months ago, and then we haven’t really heard a whole lot about that. So, hoping for an update from you.

Ed Muller - GenOn Energy, Inc. - Chairman, President and CEO

Sure. Let me make sure we get everybody who’s listening on the same page. This arises from a lack of clarity between which — as to which law applies — environmental law or the power of the Department of Energy in emergency situations to order plants to run.

And plants within GenOn have twice faced this. Once, the now-retired plant called Potrero in San Francisco during the California energy crisis was ordered to run; and another time was when the Potomac River station was ordered to run, because of concerns with transmission into the District of Columbia. And in both instances, the Department of Energy, within its authority, ordered us to run. And in both instances, complying with the order of the Department of Energy had us trip over various environmental restrictions on the plant, leading to fines and so on.

And that has struck us and others in the industry as a conflict that shouldn’t be on the back of the generation owner, but rather ought to be resolved by the government. If the Department of Energy says thou shalt run because of an emergency to keep the lights on, it shouldn’t fall to us to have to deal with violations of our environmental permits. Because we’re not doing this voluntarily.

The government has, over the years, not resolved this. And the bill put in by Congressman Olson, to which you referred, would address this. And the bill passed the House recently unanimously, and it is now somewhere in the process at the Senate.

Brian Chin - Citigroup - Analyst

Excellent. And then have you — do you — have you had any conversations with David over at NRG about whether you both share the same point of view on that legislation?

Ed Muller - GenOn Energy, Inc. - Chairman, President and CEO

I don’t think so. I don’t recall any.

Brian Chin - Citigroup - Analyst

Okay, great. Thank you.

Operator

Gregg Orrill, Barclays.

Gregg Orrill - Barclays Capital - Analyst

I think in the quarterly analysis, energy marketing versus last year was mentioned as a headwind. Could you provide a little bit more detail on that?

Bill Holden - GenOn Energy, Inc. - EVP and CFO

Sure. If you look at the contribution of energy marketing for the quarter, across both or all three of proprietary trading, fuel oil management, and gas transportation and storage, the contribution was $1 million, which was down from the prior quarter by $21 million.

Gregg Orrill - Barclays Capital - Analyst

Okay. And then, I don’t know if it’s possible to provide any more context around the conditions that led to the operate — the running of Elrama, Niles, and the Potomac River units. Was it new peaks? Or what were the conditions around those plants running?

Ed Muller - GenOn Energy, Inc. - Chairman, President and CEO

Rob, you want to take that?

Rob Gaudette - GenOn Energy, Inc. - SVP and Chief Commercial Officer

Sure. You know, at the end of the day, it was just a very strong heat wave, that we’ve had a couple of them in the east, I’m sure you’ve seen; you’ve probably lived through. At the end of the day, this grid was built with units in key places. Potomac River is essential to keeping up the DC grid.

We saw runs that you wouldn’t expect out of units that are going to be deactivated in three or four months. But the way the grid works is, it counts on transmission and key component units. What we saw this summer — and I would expect with another heat wave, we’ll see again — is, PJM needed these units as well as peaking capacity, like Ed said, to meet the demand in the area.

I don’t recall us breaking any particular peak loads. But where the market is and where things are, you need generation on to support lines. You need generation on to meet ramp rates. So even if you weren’t at a peak load, some units and some particular areas of the grid are absolutely necessary.

As Ed’s talked about, as this — as deactivations across the PJM footprint continue, you’ll expect that the grid itself will be leaning on more peaking capacity. And that, typically, is higher heat rate, higher fuel costs, higher overall cost type generation. So, you can draw your own conclusions from that. But that’s kind of where we’re at.

Gregg Orrill - Barclays Capital - Analyst

Thanks.

Operator

Jon Cohen, ISI Group.

Jon Cohen - ISI Group - Analyst

Actually, I just wanted to follow-up on that point. So, if we saw the same kind of load patterns next summer as we see this summer, do you think that the current forward heat rates adequately reflect the risk that these units are not going to be around, or kind of dispatching the next guys up the stack?

Bill Holden - GenOn Energy, Inc. - EVP and CFO

Yes, I mean, I think that — I’ve never been a proponent of saying that the market is wrong. I try very hard to not do that. The way I would think about it is, the forward markets have to price in the exposures and the risks inherent in what’s going on. I think that our forward markets typically price in what people are experiencing today. They very rarely make this step change necessary when things go along.

And if we have the exact same weather with the exact same fuel prices, everything the same except where you take some of these units that are deactivated out, then I would expect that, in order to fill the gap, PJM is going to have to turn on a higher heat rate and more expensive unit than these three coal plants that we’re talking about. Coal plants costs are in the $40 range. They’re GT — you know, gas turbines out there that are considerably higher than that. I think if you look at the forward heat rates and the forward fuel curves, you’ll see that we may not have gotten there yet, as far as pricing goes.

Jon Cohen - ISI Group - Analyst

Okay, thanks. And then how are you dealing with this dynamic of reasonable peak pricing when you have some weather and load, but still very low off-peak pricing because of the low gas price? Does the margin that you’re in, the peaks — is that sufficient to sort of offset the losses that you’re probably taking by running those units in the off-peak, even given the fact that they can cycle down to 50%, or in some cases, lower?

Ed Muller - GenOn Energy, Inc. - Chairman, President and CEO

Rob?

Rob Gaudette - GenOn Energy, Inc. - SVP and Chief Commercial Officer

Yes. So when we think about the economics around — the plants you’re questioning are around coal units. Right. Our gas units we can flip on and off. And we don’t have to suffer through, in a lot of cases, lower gas prices.

There’s two ways to think about coal units when they’re running. If they’re running for reliability reasons, like we saw back in Q1 a lot, the market itself, the way the mechanism works, we get picked up and we don’t lose money. When I’m looking at economics on a fully competitive basis, running, I’m looking at the economics of a coal unit over a seven-day period typically. And so I’m incorporating things like the off-peak costs, startup costs, and then the on-peak values. Right?

So I don’t choose to run coal units at a loss net when you take on- and off-peak into account. So, we’re only running units when everything is positive. I only do it for economic reasons. I’m getting picked up in a place where if that’s not economic to me, PJM is going to be telling us to do that for reliability, and we get paid and they hold. Does that make sense?

Jon Cohen - ISI Group - Analyst

It makes sense. But I mean I guess it could be still economic, but the margin could be marginal, for lack of a better word. So as gas prices sort of firm up on the front, I mean, would you expect to lose less in the off-peaks, thereby improving sort of overall margins in the summer of, let’s say, 2013/’14?

Rob Gaudette - GenOn Energy, Inc. - SVP and Chief Commercial Officer

Yes, because — I think your point is, is that we’ve got CCG tease on the margin in the off-peaks. And so, obviously, if you drive up their fuel costs, the off-peak prices will rise and that will reduce any marginal loss we may have on a coal unit in the off-peaks.

Jon Cohen - ISI Group - Analyst

That’s correct. Yes.

Rob Gaudette - GenOn Energy, Inc. - SVP and Chief Commercial Officer

Yes. So I would confirm what you’re saying.

Jon Cohen - ISI Group - Analyst

Okay. Thank you.

Rob Gaudette - GenOn Energy, Inc. - SVP and Chief Commercial Officer

Yes, sir.

Operator

There are no further questions at this time. I would like to turn the call back over to Dennis Barber for closing remarks.

Dennis Barber - GenOn Energy, Inc. - VP of IR

Thank you, Claudia, and thank you to everyone for participating in our call this morning. A replay of this webcast will be available in about two hours. Have a great day.

Operator

This does conclude today’s teleconference. You may disconnect your lines at this time and we thank you for your participation.

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